Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tsakos Energy Navigation Limited 2024 Equity Incentive Plan of our reports dated April 19, 2024, with respect to the consolidated financial statements of Tsakos Energy Navigation Limited and subsidiaries and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited and subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

May 1, 2024